Exhibit 4.1

DESCRIPTION OF THE REGISTRANT’S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF

THE SECURITIES EXCHANGE ACT OF 1934

The following summarizes the terms and provisions of certain securities of Meridian Corporation’s (the “Corporation”). The common stock of the Corporation is registered under Section 12(b) of the Securities Exchange Act of 1934, as amended. The following summary does not purport to be complete and is qualified in its entirety by reference to the Corporation’s Articles of Incorporation (the “Articles”) and Bylaws (as amended, the “Bylaws”), which are filed as exhibits to this Annual Report on Form 10-K and are incorporated by reference herein.

Authorized Capital

Our Articles of Incorporation authorize us to issue up to 10,000,000 shares of common stock with a par value of $1.00 per share and 5,000,000 shares of preferred stock with no stated par value. Our board of directors, in its sole discretion, has authority to sell any treasury stock and/or unissued securities, options, warrants, or other rights to purchase any security of the corporation, upon such terms as it deems advisable, including without limitation the division of shares into classes and into series within any class, the determination of the designation and the number of shares of any class or series and the determination of the voting rights, preferences, limitations and special rights, if any, of the shares of any class or series. Our board of directors could issue preferred stock, or additional shares of common stock, at any time.

Common Stock

Voting

The holders of shares of our common stock have the right to elect our board of directors and to act on such other matters as are required to be presented to them. Each holder of common stock is entitled to one vote per share. The holders of our common stock do not have the right to vote their shares cumulatively in the election of directors only. This means that, for each director position to be elected, a shareholder may only cast a number of votes equal to the number of shares held by the shareholder. Because the articles permit our board of directors to set the voting rights of preferred shares, it is possible that holders of one or more series of’ preferred shares issued in the future could have voting rights of any sort, which could limit the effect of the voting rights of common shareholders.

Trading

Our common stock trades on the NASDAQ Stock Market under the symbol “MRBK.”

Dividends

Our board of directors has the authority to declare dividends on its common and preferred stock, subject to statutory and regulatory requirements.  Because a decision by our board of directors to declare and pay cash dividends will depend upon the future financial performance and condition of the Bank and the Registrant, no assurances can be given that dividends will in fact be paid on the common stock, or that, if dividends are paid, they will not be reduced or discounted in the future.

Liquidation Preferences

In the event of a liquidation, dissolution or winding up of the holding company, the holders of our common stock are entitled to share ratably in all assets remaining after payment of all liabilities.

Anti-Takeover Effects

The following description of certain provisions of our Articles of Incorporation and Bylaws, which may be considered to be anti-takeover in effect.  These provisions also could delay or frustrate the removal of incumbent directors or the assumption of control by shareholders

Authorized Capital; No Preemptive Rights. The number of authorized common and preferred shares, and the granting of authority to our board of directors to determine the terms of any common or preferred stock or other securities issued, are intended to give our board of directors some flexibility to issue additional securities for proper corporate purposes, including financing, acquisitions, stock dividends, stock splits and employee incentive plans. However, these additional shares could also be used by the board of directors to deter future attempts to gain control over the holding company.

Ownership Limitation. Our Articles of Incorporation provide that, generally, no shareholder may have holdings of shares that exceed 20% of the issued and outstanding shares of common stock.  However, this restriction can be waived for any shareholder or shareholders upon the resolution of at least two-thirds of the board of directors.  If any shareholder acquires holdings which cause the violation of the restriction (sometimes called a substantial shareholder), the board of directors may terminate all voting rights attributable to the shares owned beneficially by the shareholder during the time that the restriction is being violated, commence litigation to require the divestiture of such amount of the shares so that alter such divestiture the shareholder would no longer be in violation of the restriction contained in Section I of this Article, or take such other action as is appropriate under the circumstances.  For purposes of the provision, a shareholder's holdings are: (i) the common stock the shareholder owns of record; (ii) the common stock to which the shareholder has direct or indirect beneficial ownership and (iii) the common stock owned of record or beneficially by other shareholder(s) acting together with the shareholder as a group tor the purpose of acquiring, holding or disposing of common stock. The board of directors may use, but is not necessarily limited to, the following indicia to determine beneficial ownership: the effect of stock ownership by a person's spouse and minor children; ownership of shares held by a corporation or foundation of which a substantial shareholder is an officer or affiliate; the extent of a substantial shareholder's ownership of partnership shares; transfers pursuant to divorce; installment purchases; stock warrants, grants and options; control over the voting power of any stock; the status of a substantial shareholder as trustee, trust beneficiary or settler of a trust of which part of all of the corpus is shares of the common stock of the holding company; and stock dividends. The board's determination of the existence and membership of a shareholder group, of a shareholder's holdings and of the record are conclusive, absent proof of bad faith. This provision of our Articles of Incorporation may not be amended unless approved by the affirmative vote of at least two-thirds of the outstanding shares of common stock.

Our board of directors could use this authority to discourage future attempts to gain control over the holding company.

Acquisition Offers.  Our Articles of Incorporation provide that our board of directors may, if it deems it advisable, oppose a tender or other offer for the holding company's securities, whether the offer is in cash or in the securities of a corporation or otherwise.  When considering whether to oppose an offer, the board of directors may, but is not legally obligated to, considers any relevant or pertinent issue; by way of illustration, but not of limitation, the board of directors may, but shall not be legally obligated to, consider any or all of the following:

a.	whether the offer price is acceptable based on the historical and present operating results or financial condition of the corporation;

b.	whether a more favorable price could be obtained tor the corporation's securities in the future;

c.	the social and economic effects of the offer or transaction on this corporation and any of its subsidiaries, employees, depositors, loan and other customers, creditors, shareholders and other elements of the communities in which this corporation and any of its subsidiaries operate or are located;

d.	the business and financial conditions and earnings prospects of the offeror, including, but not limited to, debt service and other existing or likely financial obligations of the offeror, and the possible effect of such conditions upon this corporation and any of its subsidiaries and the other elements of the communities in which this corporation and any of its subsidiaries operate or are located;

e.	the value of the securities (if any) which the offeror is offering in exchange for the corporation's securities based, on an analysis of the worth of the corporation as compared to the corporation whose securities are being offered;

f.	any antitrust or other legal and regulatory issues that are raised by the offer.

If the board of directors determines that an offer should be rejected, it may take any lawful action to accomplish its purpose including, but not limited to, the following: advising shareholders not to accept the offer; litigation against the offeror; filing complaints with all governmental and regulatory authorities; acquiring securities; selling or otherwise issuing authorized but unissued securities or treasury stock or granting options with respect thereto; acquiring a company to create an antitrust or other regulatory problem for the offeror; or obtaining a more favorable offer from another individual or entity.  This provision of our Articles of Incorporation may not be amended unless first approved by the affirmative vote of the holders of at least two-thirds of the outstanding shares or common stock of the holding company.

Our board of directors could use this authority to discourage future attempts to gain control over the holding company.

Classified Board. Our Bylaws provide for a classified board of directors. A classified board has the effect of moderating the pace of any change in control of the board of directors by extending the time required to elect a majority of the directors to at least two successive annual meetings. However, this extension of time also may tend to discourage a tender offer or takeover bid.